Exhibit 10.22

Certified Translation from the German Language

Document no.                          /2003

Recorded on December 12, 2003, in Dusseldorf,

Before me,

Bernd Rebach

Notary practising in Dusseldorf,

The following persons appeared:

Axel Buhler, attorney,

with registered office in 44137 Dortmund, Lindemannstraße 77,

acting without power of representation, reserving formal approval thereof, as representative for the persons under 1 to 3, namely

1.	Mrs. Dr. Stefanie Elke Maxion-Bergemann, née Maxion, born on October 5, 1961 residing in 79539 Lörrach, Kanderner Straße 39,

2.	Mrs. Barbara Roser-Sorenson, née Roser, born on March 7, 1953 residing in CH-4054 Basel, Steinbuhlallee 83,

•	the persons represented under 1. and 2. hereinafter called Vendor –

3.	The Analytica Group Inc.,

New York, New York 10016, 450 Park Avenue South 12th Floor,

•	the company represented under 3. hereinafter called Purchaser -

The person appearing requested recording of the following:

Preliminary Agreement

A Preliminary Agreement

I Contracting parties and Contents of the Agreement

1.	The parties consider entering into a Purchase Agreement with the contents described in Part B. hereof.

2.	The Agreement shall be entered into on or before 30.11.2008.

The parties agree upon the following in order to bind the Vendor hereby.

3.	The Vendor shall be obliged to sell to the Purchaser the real property described in Part B, Section I hereof, should the Purchaser request this from the Vendor in writing within the period between today and 30.11.2008.

The request must be submitted to the Vendor or its legal successor within the above-mentioned period to be valid. It shall be sent by registered mail with return receipt to the Vendor under the address mentioned in this Deed or the address last known. The day of mailing of the letter shall be decisive for keeping the time limit.

4.	Should the purchase option be effectively exercised, the parties shall be obliged to enter into a notarized purchase agreement with the material contents detailed in Part B hereto within four weeks after the Vendor has received the request.

II Purchase Price

1.	The purchase price shall be the sum of the amounts owed under the following loans of the Vendor as of the date on which the purchase price is due:

a)	Loan by the KfW – Loan account no. 5583745 – initially DM 1.500.000,— (= EUR 766.937,82),

b)	Loan by the L-Bank – Loan account no. 404.70043.6 – initially DM 1.500.000,—(=EUR 766.937,82),

c)	Loan by the Commerzbank AG, Lörrach branch – Loan account no. 282118/40 – initially DM 2.400.000,—(=EUR 1.227.100,50).

d)	Current account loan by the Commerzbank AG, Lörrach branch – Loan account no. 2821718 – limited to EUR 500.000,— as of 31.12.2003.

2.	The total amount owed under the above-mentioned loans was EUR 2.786.423,40 on 30.09.2003.

Interest and amortization for the above-mentioned loans should be paid out of the rent payments by the IMOR Private Institute for Medical Outcome Research GmbH pursuant to the provisions in the rent agreement concerning the real estate to be purchased – hereinafter called “Rent Agreement” – between the Vendor and the above-mentioned company.

The purchaser acquired the business operation of the above-mentioned company and agreed to assume or to continue the rent agreement by deed of 01.12.2003 – document no. 1244/2003 issued by the officiating notary. The Vendor shall hereby agree that the Purchaser will assume the rent agreement under the terms and conditions negotiated previously with the IMOR Private Institute for Medical Outcome Research GmbH.

The parties shall agree that the above-mentioned loans shall be combined into one single loan and that interest and amortization for this loan shall be paid out of the monthly rent payments made by the Purchaser. The parties shall prepare together with the concerned banks an amortization schedule for the above-mentioned loan binding the Vendor and the Purchaser until 31.03.2009. The amortization rate to be agreed in these negotiations shall be at least 3%.

The amount owed under the loan at the end of each month as detailed in the above-mentioned new amortization schedule shall be identical to the purchase price to be paid by the Purchaser to the Vendor when due. However, this shall apply only if the Purchaser has fulfilled his contractual obligation to pay rent in the period between 01.10.2003 and the due date of the Purchase Price as stipulated in the rent agreement and on a pro rata basis depending on the number of months in which the Purchaser has fulfilled such obligation. The amounts under the loans shown in the amortization schedule shall be decisive for the determination of the purchase price due even if the actual amount under the loan would deviate thereof on the due date of payment of the purchase price.

When negotiating with the banks now and in the future, the Vendor shall agree to assign its claim for payment of monthly rent under the rent agreement by the Purchaser to the banks or to one of the banks in such amount as will be necessary to make interest and amortization payments for the above-mentioned loans or possible subsequent loans so that the Purchaser shall be entitled and obliged to pay rent in the amount of the assigned partial amount directly to the bank or banks.

Furthermore, the Vendor shall be obliged not to enter into any agreements with the lender or lenders to the effect that the agreed minimum amortization rate would remain under 3% p.a. until 31.03.2009, unless the Purchaser has approved such agreement.

III Further provisions

1.	Any assignment of rights arising from this Preliminary Agreement shall require prior approval from the other contracting party.

2.	When the notary is mentioned in Part B hereof, this shall be the notary recording the Purchase Agreement unless explicitly, stated otherwise.

IV Land Register Applications, Powers of Attorney

1.	The parties hereby agree to and apply for entry in the Land Register of a priority notice in favor of the Purchaser in order to secure its claim to acquire the property.

2.	The notary shall be entitled to file applications in connection with this deed separately or with certain restrictions and to withdraw them likewise and to supplement the declarations of the parties by preparing his own deeds and/or to correct modify them.

3.	The Vendor and the Purchase agree that the approved priority notice in favor of the purchaser shall be cancelled if

•	the Purchase Agreement will not have been entered into on or before 31.12.2008

•	the Purchase Price and the other payments or parts thereof have not been paid within four weeks following the due date should the offer have been accepted.

They instruct the officiating notify to agree to and apply for the cancellation of the priority notice in the Land Register and irrevocably instruct him at the same time to have the priority notice cancelled upon request of one of the parties after expiration of the above-mentioned period or after the purchase price was due, unless the notary will be presented evidence within two weeks following his request that the Purchase Agreement was entered into on schedule or that the Purchase Price and the other payments were paid as agreed under Part B Section III. Should disputes arise concerning the amount of the Purchase Price and other payments to be rendered hereunder, the Notary shall not use the power of attorney if the Purchaser has secured the disputed amount and is able to provide evidence thereof to the notary.

The Notary pointed out to the parties that, should the agreement be concluded, the cancellation of the priority notice does not automatically mean that the parties’ right to performance is extinguished. This is the case only if the parties agree to terminate the agreement or if any party requests payment of damages instead of the entire performance or cancels the agreement, provided that the statutory requirements for this are fulfilled.

The parties agree that the notary shall have no obligations of verification in this respect.

V Expenses

The expenses of this Preliminary Agreement and its implementation shall be borne by the Purchaser.

B Contents of the Agreement

I Entries in the Land Register

1.	The following real property is currently entered in the Land Register Index of the Lörrach Local Court, folio 14820 for the sub-district Lörrach.

number 1:

Sub-plot 513/29, land and buildings, Untere Herrenstraße 25, consisting of 3.662 m2.

The Notary was not able to inspect the Land Register; notwithstanding this, the parties requested notarization as of now. According to an uncertified abstract of the Land Register dated 04.12.2003, the following has been registered:

a)	Section I (Details on owners):

Dr. Stefanie Elke Maxion-Bergemann and Barbara Roser-Sorenson – each owning a share of ½ -.

b)	Section II (Encumbrances and Restrictions)

number 2

Redevelopment note

number 3

Conditional reconveyance notice for the city of Lörrach

c)	Section III (Mortgages and land charges)

number 1

A land charge of DM 600,000, — in favor of the Commerzbank AG, Lörrach number 2

A land charge of DM 5,400,000, — in favor of the Commerzbank AG, Lörrach

2.	The rights in Section II of the Land Register shall be assumed. The land charges entered as nos. 1 and 2 in Section III shall be cancelled.

3.	The parties declare that an office building is built on the real property.

The Purchaser is familiar with the location and condition of the real property and the buildings.

4.	The Purchaser is the lessee of the purchase object.

II Purchase object

1.	The Vendor shall sell to the Purchaser the above-mentioned real property (hereinafter called the Property).

The Property shall be sold with its immovable fixtures and any appurtenances.

2.	The parties agree that possession, benefits, burdens and risks as well as ownership in the movable fixtures (appurtenances) sold together with the property shall pass to the Purchaser, based on the suspensive condition of transfer of actual possession. The provisions of the following paragraph shall apply accordingly.

3.	The real property shall be sold in the state at the time of notarization of the Preliminary Agreement. Should the condition of the property have deteriorated until the date of transfer of actual possession, the Vendor shall be obliged to remove the deficiencies, unless stated otherwise in the rent agreement between the parties. However, this does not apply to deteriorations due to normal wear during ordinary use.

III Purchase Price

1.	The Purchase Price shall be based on the provisions stipulated in Part A Section II Para. 2 of the Preliminary Agreement dated 16.12.2003 in connection with the amortization schedule to be prepared thereafter.

In addition to the Purchase Price, the Purchaser shall reimburse the Vendor for a possible prepayment penalty which might be requested by the banks mentioned in Part A Section II Para. 1 of the Preliminary Agreement dated 16.12.2003 because of the premature repayment of the loans mentioned therein.

Should the Purchaser wish to take advantage of the VAT option, statutory value-added tax shall be added to the Purchase Price. The Vendor shall then make out an appropriate invoice for the Purchaser. Value-added tax shall be due together with the Purchase Price.

2.	The Purchase Price shall be due and payable within one week following receipt of the written notice issued by the notary, specifying that

•	with the exception of the clearance certificate to be issued by the tax authorities with respect to real property transfer tax, all official permits and/or certificates of non-applicability required for the validity of this Agreement and its implementation have been submitted;

•	the local authorities have confirmed that they are not entitled to a right of pre-emption or will not exercise any such existing right;

•	the priority notice in favor of the Purchaser approved in the offer which serves to secure its right to acquire the sold property has been entered in the Land Register;

•	the documents necessary for cancellation or release and/or the respective declarations of obligation issued by the registered creditors for all encumbrances and restrictions which were registered in the Land Register or applied for and not assumed by the Purchaser or approved by himself with priority before the priority notice have been submitted without any conditions or subject only to conditions that can be fulfilled by means of the purchase price funds, but not before the last day of the month following receipt of the notice of date of payment, and if received after the 25th of the month, not before the following last day of the month after this month.

3.	Should the Notary only be able to have disposal of documents necessary for cancellation or release against repayment, he shall inform the Purchaser accordingly detailing the amounts of repayment required and indicating the creditor accounts. The Purchaser shall then be entitled to pay the requested repayment amounts directly to the creditors by offsetting them against the Purchase Price or to deposit the entire Purchase Price or parts thereof in the amount of repayment with the Notary. In this case, the notary shall effect repayment and transfer the remainder including potential interest less bank expenses to the Vendor.

4.	The Purchaser defaults in his payments – without demand for payment by the Vendor being required -, if he fails to pay the Purchase Price or if he fails to have such payment transferred within the above-mentioned period.

The Notary pointed out to the parties that interest shall be payable at the rate of 5% per annum above the applicable base interest rate (§ 247 BGB) and that this rate is subject to possible changes on the 01.01. and 01.07. every year.

5.	The above-mentioned provisions shall apply accordingly if and insofar as partial amounts of the Purchase Price which were deposited cannot be paid out for reasons which are not the fault of the Vendor.

6.	Payments which are to be made directly to the Vendor shall be transferred to an account that has yet to be specified.

7.	The Purchaser agrees that up to an amount of the Purchase Price and any interest accrued thereon, measures of execution against all its assets may be taken under this Agreement without any further title of execution being required.

With respect to the statutory requirement that any claims asserted in forced execution proceedings must be specified precisely, interest shall be deemed to accrue as of the date of notarization of the Purchase Agreement.

The notary is authorized to issue an enforceable official copy of this Agreement to the Vendor if the latter claims, even without producing any supporting evidence, that the purchase price is payable or that other facts rendering the purchase price claim enforceable have materialized; however, the above provisions shall not reverse the allocation of the burden of proof for any such facts in cross-actions in forced execution proceedings. The notary is instructed internally to issue the enforceable official copy not before he has confirmed the fact that the purchase price is due.

8.	The notary is instructed to approve of and apply for the entry of the transfer of title in the Land Register not before he has received evidence that the Purchaser has fulfilled the requirement pursuant to Section III hereof, but without any interest accrued because of delayed payment.

9.

The Vendor hereby authorizes the Purchaser, being exempted from the restrictions of § 181 BGB, to encumber the property with mortgages/land charges on the terms requested by the relevant creditor, to issue all statements appropriate in this connection including the memorandum of equitable mortgage under hand and approvals of registration for the real estate registry and the concerned creditor and to subject the above-

mentioned property of the respective owner to measures of execution without any further title of execution being required. The power of attorney shall not include the power to obligate the Vendor with regard to his total assets.

All statements issued on the basis of this power of attorney shall be valid only if they are notarized or authorized by the officiating Notary.

The Notary is instructed to effect notarizations and certifications based on the above-mentioned power of attorney only when the following special conditions were agreed upon in the creation of the mortgage/land charge contract:

The Purchaser hereby assigns on account of performance his cla___ for payment of the loan up to the amount of the Purchase Price to the Vendor, as far as this is required for payment of the Purchase Price and according to the payment terms under the purchase agreement. The Notary shall be authorized to give the creditor notice of the assignment.

The lender shall be instructed to make payments with the value of the mortgage/land charge is fixed for the first time only for the purpose of paying the purchase price in accordance with the payment terms under the purchase agreement. The lender shall not be entitled to make payments dependent on securing entry of the transfer of title in the Land Register.

The lender shall be instructed to pay financing costs exceeding the purchase price only after the purchase price has been fully and finally paid.

The purpose of the security provisions shall be restricted insofar as the land charge serves only to secure the purchase price financing loan and the amounts actually amortizing the purchase price until transfer of title has been entered in the Land Register. All other agreements on purposes, security and exploitation under this deed and outside thereof shall apply only after transfer of title in favor of the borrower has been entered in the Land Register.

The lender shall be instructed to use this deed only subject to the condition that he grants approval of cancellation free of charge against repayment of the amounts paid out to the Vendor under the agreement should the purchase transaction fail.

The land charge created may continue to exist after transfer of title in favor of the Purchaser has been entered in the Land Register. All rights of ownership and claims to restitution shall be assigned to the Purchaser effective as of the entry date of transfer of title in the Land Register.

The Vendor shall assume no personal payment obligations in connection with the creation of the land charge. The Purchaser shall be obliged to release the Vendor from all costs and other consequences resulting from the creation of the land charge.

Instead of satisfying the registered creditors according to sub-para. 3, the Purchaser may pay the purchase price wholly or in parts by assumption of indebtedness. To this purpose, the Purchaser assumes the loans granted by the creditors to be satisfied and upon their approval instead of the Vendor and in order to release the Vendor, deducting them from the purchase price.

IV Possession, benefits, burdens and risks

1.	Possession, benefits, burdens and risks and the general obligations under public law related to the property shall pass between the parties to the Purchaser on the first day of the month following payment of the purchase price.

2.	The Vendor shall continue property insurances until this date.

3.	The rent agreement with the Purchaser shall terminate at the end of the day before the day of transfer of actual possession.

There are no other leases of whatsoever type or nature.

V Warranty of title and of quality

1.	The Purchaser shall assume easements not registered in the Land Register, public charges or restrictions resulting from neighbor law; however, such are not known to the Vendor.

Furthermore, the Vendor shall be bound to transfer ownership and possession of the property and all objects sold with it pursuant to Section II to the Purchaser on the date of transfer of actual possession unencumbered by any rights of third parties which were not expressly assumed hereunder.

Unless stated otherwise in this Agreement, the Vendor shall not be liable as of the above-mentioned date for the freedom of the property from public contributions and other public charges which are not suitable for registration in the Land Register.

2.	The Purchaser shall not be entitled to assert claims and rights arising from defects in quality of the property, its parts and the objects sold with it (appurtenances). This shall apply also to all damage claims.

The above-mentioned exclusion from liability shall not apply in the event of intent or fraudulent misrepresentation.

The Vendor shall not assume any guarantees.

3.	Subject to the condition precedent of the transfer of actual possession, the Vendor shall assign to the Purchaser its potential claims arising from warranties of title and of quality against the architects and engineers, tradesmen and entrepreneurs involved with the erection of the building on the property.

4.	The parties agree that deficiencies in title and/or quality of the movable fixture (appurtenances) sold with the property, for which the Vendor is liable pursuant to the above-mentioned provisions, shall represent only an immaterial violation of duties and do not justify that the purchaser may cancel the agreement entirely or demand damages instead of full performance.

5.	From the date of transfer of actual possession, the Purchaser shall indemnify the Vendor from any claims resulting from potential detrimental contamination of soil and abandoned polluted sites, as far as the Vendor is not liable for such defects under the above-mentioned provisions and as far as he has not caused them. In the latter case the Vendor shall be obliged to indemnify the Purchaser accordingly.

6.	Development contributions relating to the sold property required pursuant to the Federal Building Code (BauGB) and other development charges (in particular charges for improvements and house service connections as well as expenses for connecting the building and land to public services) shall be offset against any prepayments thereof. Besides, they shall be borne by the Vendor insofar as they were requested by way of an administrative decision until the date of transfer of actual possession. The validity of the administrative decision is not of the essence.

All development contributions and connection fees for the provision of public services which are claimed at a later point in time shall be borne by the Purchaser.

VI Limitation Period

The parties agree that the following claims shall be limited to a period of 30 years from the beginning of statutory limitation, unless stated otherwise hereinabove:

•	the Purchaser’s claim for conveyance and surrender of the property and indemnification of the property from rights of third parties which were not assumed,

•	the Purchaser’s claim for payment of the Purchase Price and the other payments to be rendered.

VII Conveyance and Entry in the Land Register

1.	The parties agree that the title of ownership to the sold property shall pass to the Purchaser.

2.	This Deed shall not include approval of the entry of the transfer of title in the Land Register. The parties hereby authorize the officiating Notary to agree to and apply for entry of transfer of title in the Land Register in favor of the Purchaser.

3.	All parties agree to and apply for registration in the Land Register of the following:

•	cancellation, release and change of priority of all registered encumbrances on the sold property and on potential other liable properties, in compliance with the applications by the Notary, and also insofar as the parties themselves are the beneficiaries,

•	cancellation of the priority notice approved in the preliminary agreement dated 12.12.2003 at the same time as the transfer of title is entered in the Land Register provided that up to this date no interim registrations were entered or applied for in the Land Register without prior consent by the Purchaser.

4.	The notary shall be entitled to file applications in connection with this deed separately or with certain restrictions and to withdraw them likewise and to supplement the declarations of the parties by preparing his own deeds and/or to correct or modify them.

VIII Implementation of the agreement and provisions in the event of withdrawal

1.	All provisions in this deed concerning the Notary shall apply to an officially appointed representative or official successor accordingly.

2.	The Notary shall ensure that all approvals and declarations required for this deed and its implementation be submitted and he shall submit the agreement to the individual beneficiary thereof in order to enable him to state whether he will exercise possible rights of pre-emption or rights to purchase.

3.

Unrestricted approvals and declarations shall become effective for all parties when they were received by the Notary. Declarations on the exercise of rights of pre-emption and rights to purchase and restricted approvals and declarations shall be submitted to the parties themselves; it is desired that a copy be submitted to the Notary. In such a case, the party encumbered in this way shall have a contractual right of cancellation within 4 weeks upon receipt of the declaration of notice.

IX Expenses and Real Property Transfer Tax

The costs and expenses for courts, official authorities or the Notary incurred in connection with this deed and its implementation and the real property transfer tax shall be borne by the Purchaser.

However, the costs incurred for freeing the Property from encumbrances not detailed in Part B Section I of this deed shall be borne by the Vendor.

X Cautioning

The parties are familiar with the following:

•	all provisions of this Agreement are subject to notarization; subsidiary agreements outside this deed might affect the validity of the ______ Agreement,

•	the title of ownership shall not pass to the Purchaser prior to the entry of the transfer of title in the Land Register,

•	which private, court or official approvals or which respective certificates of non-applicability must be submitted hereunder,

•	the entry of the transfer of title in the Land Register may only be effected upon presentation of the clearance certificate to be issued by the tax authorities with respect to real estated property tax and upon providing evidence that there is no statutory right of pre-emption or right to purchase or that such right will not be exercised,

•	the parties shall be jointly and severally liable for payment of the court and notary expenses and for the redevelopment of polluted sites,

•	the parties might be jointly and severally liable for payment of taxes on the sold property and real property transfer tax,

•	the local authorities will normally request payment of development costs and other connection fees from the individual owner; the sold property is insofar also liable for obligations of predecessors in title,

•	it might be recommendable to seek information on possible developing contributions and other connection fees from the appropriate authorities.

This Deed was read by the Notary to the person appearing, approved by him and personally signed by him and the Notary as follows:

Above translation from the German language is certified to be correct and complete.

Dortmund, December 15, 2003

/s/ Bernd Rebach
(Sworn translator)